Exhibit (d)(2)

BOULDER BRANDS, INC.

1600 Pearl Street, Suite 300

Boulder, Colorado 80302

August 20, 2015

Pinnacle Foods Inc.

399 Jefferson Road

Parsippany, NJ 07054

Attention: Robert Gamgort

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction (the “Transaction”) between Boulder Brands, Inc. (together with its subsidiaries, the “Company”) and Pinnacle Foods Inc. (together with its subsidiaries, “you”), the Company is prepared to make available to you certain non-public, confidential or proprietary information concerning the Company. The execution and delivery by you of this letter agreement (this “Agreement”) is a condition to such information being furnished to you.

1. Definitions.

1.1. “Evaluation Material” means all information (whether written, verbal, electronic, visual or otherwise) concerning the Company, its businesses, financial condition, operations, prospects, assets and/or liabilities (whether prepared by the Company, its Representatives or otherwise) that has been or will be furnished to you or any of your Representatives by or on behalf of the Company or any of its Representatives, and includes all data, documents, agreements, files, reports, interpretations, forecasts, business plans and records, financial or otherwise, and other materials concerning the Company or its businesses, financial condition, operations, prospects, assets and/or liabilities, that has been or will be furnished to you or any of your Representatives as well as all notes, analyses, compilations, studies, interpretations or other documents prepared by or on behalf of you or any of your Representatives that contain, reflect or are based upon, in whole or in part, the information that has been or will be furnished to you or any of your Representatives. “Evaluation Material” does not include information that (i) is or becomes generally available to the public (other than as a result of you or any of your Representatives, directly or indirectly, disclosing such information in violation of this Agreement), (ii) was within your or any of your Representatives possession prior to it being furnished to you or such Representative by or on behalf of the Company or any of its Representatives; provided that the source of such information was not or is not known by you or any of your Representatives to be subject to any contractual, legal or fiduciary obligation of confidentiality to the Company or any of its Representatives with respect to such information, (iii) becomes available to you or any of your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives; provided that the source of such information was not or is not known by you or any of your Representatives to be subject to a contractual, legal or fiduciary obligation of confidentiality to the Company or any of its Representatives with respect to such information, or (iv) you can establish, by documentary evidence, was independently developed by you or any of your Representatives without use of, or reference to, any Evaluation Material.

1.2. “person” means any corporation, partnership, company, limited liability company, trust, association, joint venture, government or self-regulatory agency or body, individual or other entity, and includes the media.

1.3. “Representatives” means, with respect to any person, the person’s subsidiaries, and its and their respective directors, members, officers, employees, agents, consultants, advisors (including, without limitation, financial advisors, counsel and accountants) and other representatives (and, with respect to you, the Permitted Financing Sources, but no other potential sources of debt or equity financing). With respect to you, the term “Representatives” does not include any former officer of the Company unless approved in writing by the Company.

1.4. “Transaction Information” means all information that if disclosed would indicate (a) that this Agreement exists, (b) that you and the Company are considering a Transaction, (c) that you have requested, received or have been provided any Evaluation Material, (d) that any proposal, offer or indication of interest for a possible Transaction has been made or requested or any investigations, discussions or negotiations are taking place or have taken place concerning a possible Transaction, or (e) any terms, conditions, facts or information with respect to a possible Transaction or any such proposal, offer or indication of interest or investigations, discussions or negotiations, including, without limitation, the status or termination thereof.

1.5. “Permitted Financing Source” means your potential sources of debt financing for a Transaction but only to the extent that such debt financing sources are approved in writing by the Company (such approval not to be unreasonably withheld or delayed) prior to any such financing source receiving Transaction Information or Evaluation Material.

2. Nondisclosure and Use of Evaluation Material and Transaction Information.

2.1. Nondisclosure and Use.

(a) You and your Representatives acknowledge and agree that you and your Representatives will, and you will direct your Representatives to, use Evaluation Material solely for the purpose of evaluating, negotiating and executing the Transaction and that you and your Representatives will, and you will direct your Representatives to, keep the Evaluation Material confidential and not disclose any of it to any person in any manner.

(b) Nevertheless, (i) you may disclose Evaluation Material to which the Company gives its prior written consent, (ii) you and your Representatives may disclose Evaluation Material to each of your Representatives who reasonably needs to know such information for the sole purpose of assisting you to evaluate, negotiate and execute the Transaction if you advise such Representatives of the disclosure and use restrictions applicable to the Evaluation Material under this Agreement and instruct such Representatives to comply with such disclosure and use restrictions, and (iii) you and your Representatives may disclose Evaluation Material as required by any judicial, administrative, legislative, regulatory or tribunal process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or as required by any other applicable law, rule or regulation (each, a “Legal Requirement”); provided that such disclosure is made in accordance with the specifications delineated in Section 2.2.

(c) In addition, without the prior written consent of the Company, except as required by any Legal Requirement (provided that you promptly notify the Company in writing of any such requirement and, to the extent practicable, you, prior to making any proposed disclosure, provide the Company with an opportunity to review and comment on such proposed disclosure), neither you nor any of your Representatives may disclose any Transaction Information to any person other than its Representatives who (x) reasonably need to know such information for the sole purpose of assisting such party to evaluate, negotiate and execute the Transaction and (y) have been instructed to comply with the disclosure and use provisions applicable to such Representatives contained herein. Without your prior written consent, except as required by any Legal Requirement (provided that the Company promptly notifies you in writing of any such requirement and, to the extent practicable, the Company, prior to making any proposed disclosure, provide you with an opportunity to review and comment on such proposed disclosure), neither the Company nor any of its Representatives may disclose any Transaction Information that references you to any person other than its Representatives who agree to be bound by this Section 2.1(c).

(d) You will be responsible for any violations of the provisions of this Agreement by any of your Representatives; provided that you will not be responsible for any breach of this Agreement by any of your Representatives who is not one of your directors, members, officers or employees and who has agreed with the Company to be bound by the disclosure and use restrictions of this Agreement by executing and delivering to the Company a letter agreement substantially in the form of Exhibit A attached hereto.

2.2. Compulsory Disclosure. If you or any of your Representatives are required by any Legal Requirement to disclose any of the Evaluation Material, you or such Representative shall, to the extent legally permitted, promptly notify the Company in writing of any such requirement so that the Company may seek (at the Company’s sole cost and expense) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, on the advice of counsel, required by any Legal Requirement to disclose any Evaluation Material, you or your Representative may disclose only that portion of the Evaluation Material that such counsel advises is legally required to be disclosed (and any such disclosure will be made only to such persons to whom such counsel advises such information is legally required to be disclosed); provided that, to the extent legally permitted, you will exercise commercially reasonable efforts (at the Company’s sole cost and expense) to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material. Notwithstanding the foregoing, your Representatives that are regulated entities shall not be required to provide notice to the Company of legally required disclosure in connection with a routine audit or regulatory examination of such Representative that does not reference the Company or the Transaction (in which case you and your Representatives shall be required to comply with the process described in this Section 2.2; provided that such applicable Representative shall use reasonable efforts to advise such regulator of the confidential nature of such information.

2.3. Return and Destruction of Evaluation Material. At any time upon the request of the Company for any reason, you and your Representatives shall promptly, at your option (which shall be promptly communicated to the Company), deliver to the Company or destroy all tangible Evaluation Material without keeping any copies, in whole or part, and not retain any other Evaluation Material. Upon request of the Company, you shall cause an authorized officer to deliver to the Company a written confirmation stating that you and your Representatives have complied with all of the requirements of this Section 2.3. Notwithstanding the foregoing, (a) your Representatives may retain copies of the Evaluation Material to the extent required by the express policies and procedures implemented by such persons in order to comply with applicable Legal Requirement or professional standards; (b) your outside legal counsel may retain one (1) copy of tangible Evaluation Material in its office for the sole purpose of demonstrating your compliance with this Agreement; and (c) you may retain electronic copies that are electronically archived and not readily accessible so long as personnel whose functions are not primarily information technology in nature do not access such retained Evaluation Material and personnel whose functions are primarily information technology in nature access such copies only as reasonably necessary for the performance of their information technology duties; provided that, in the case of clauses (i) through (iii), any such retained Evaluation Material shall continue to be subject to the terms of this Agreement for so long as such Evaluation Material is retained, notwithstanding any termination of this Agreement. Notwithstanding the return or the destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

2.4. Agreement with Third Parties. In considering the Transaction and reviewing the Evaluation Material, you represent that you and your Representatives are acting solely on your own behalf and not as part of a group with any third parties (other than your Representatives). Neither you nor any of your affiliates (nor any of your or their respective Representatives acting at your or their direction or on your or their behalf) shall, directly or indirectly, without the Company’s consent (not to be unreasonably withheld or delayed), enter into any agreement, arrangement or understanding, or any discussions that are reasonably likely to lead to the same, with any person (other than your Representatives) regarding a possible transaction involving the Company. You represent that neither you nor any of your Representatives have entered into any such agreement, arrangement, understanding or discussions prior to the date hereof. Without the Company’s written consent (not to be unreasonably withheld or delayed), you shall not approach, or have discussions with, any other person (other than your Representatives) regarding the possibility of joining in a combined proposal for a transaction involving the Company.

3. Ownership and Accuracy of Evaluation Material.

3.1. Generally. The Evaluation Material is and will remain the property of the Company, and its disclosure does not confer on you or your Representatives any rights (including intellectual property rights) over the Evaluation Material beyond those expressly contained in this Agreement.

3.2. Data Site. Some or all of the Evaluation Material may be made available through a virtual data site (the “Data Site”). Neither you nor your Representatives, by virtue of downloading any material from the Data Site, will obtain title to, or any other ownership interest in, such information. Use of material posted to the Data Site is subject to the same restrictions and copyright or property rights that the Company is entitled to under law, and benefit of those protections is not waived by posting the material to the Data Site. You and your Representatives shall observe all security features on the Data Site, keep confidential all passwords and not disable or bypass any security devices. The Company reserves the right, in its sole discretion, to monitor, review and use all communications and other use of the Data Site, together with information relating to such communications and use, to change, suspend or discontinue any aspect of the Data Site at any time, including the availability of any feature or content, and to impose limits on certain features and services or restrict access to parts or all of the Data Site without notice.

3.3. Accuracy. Neither the Company nor any of its Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or regarding the Data Site. The Company and its Representatives expressly disclaim all liability, and shall have no liability, to you or your Representatives and any other person that may be based upon or relate to (a) the use of the Evaluation Material by you or your Representatives or (b) any errors or omissions in the Evaluation Material. You acknowledge that you are not relying on, and you shall not rely on the accuracy and completeness of the Evaluation Material. You will be entitled to rely solely on those particular representations and warranties, if any, that are made to you in a definitive agreement relating to any Transaction when, as, and if a definitive agreement is executed, and subject to such limitations and restrictions as may be specified in any such definitive agreement.

4. Information Request Procedures; No Contact. You shall submit or direct all communications regarding the proposed Transaction, requests for additional information, and questions regarding procedures only to James Bertram and Brent Smith of William Blair & Company, L.L.C., and without the prior consent of the Company, you and your Representatives shall not, and you shall direct your Representatives not to, contact, communicate with or submit questions or requests to anyone at the Company or to any of its other Representatives. Without limiting the generality of the preceding sentence and Section 2.1, you will not (i) use Evaluation Material and/or Transaction Information to solicit any customer, co-packer, supplier or other person having a business relationship with the Company or (ii) contact any of the aforementioned persons in connection with the Transaction or regarding the Company, the Company’s assets, business operations, personnel, prospects or financing, the Evaluation Material or the Transaction Information, except with the prior written consent of the Company.

5. Non-Solicitation. For a period of eighteen (18) months from the date of this Agreement, neither you nor any of your affiliates nor any of your or their respective Representatives acting at your or their direction or on your or their behalf, shall, directly or indirectly, solicit for employment, or employ, any of the officers or employees of the Company with whom you or, to your knowledge, your Representatives acting on your behalf, have contact during the period of your investigation of the Company, so long as they are employed by the Company and for six (6) months thereafter, without obtaining the prior written consent of the Company. Notwithstanding the foregoing, this Section 5 does not restrict or preclude your right to make generalized searches for employees by use of advertisements in any medium or to engage firms to conduct such searches, so long as such search firms do not target or focus on employees of the Company (but, for the avoidance of doubt, neither you nor any of your affiliates may hire any such employees as a result of any such search or otherwise).

6. Standstill; Securities Law.

6.1. Standstill. For a period of eighteen (18) months from the date hereof, none of you or your affiliates nor any of your or their respective Representatives acting at your or their direction or on your or their behalf, shall, directly or indirectly, alone or in concert with others, unless specifically requested in writing to do so in advance or consented to prior thereto in writing by the Company’s board of directors (or any committee thereof):

(a) acquire, or agree, offer, seek or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (as defined under Section 13(d) of the Exchange Act) or otherwise, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any securities (whether debt or equity, voting or non-voting) or debt instruments of the Company or any of its affiliates (collectively, “Company Securities”) (it being understood and agreed that you and your affiliates and your and their respective Representatives acting at your or their direction or on your or their behalf may acquire up to two percent (2%) of the Company Securities so long as such acquisition is not for the purpose, or with the effect, of changing or influencing the control of the Company, and is not in connection with or as a participant in any transaction having such purpose or effect);

(b) acquire, enter into, engage in, or agree, offer, seek or propose to acquire, enter into, or engage in, any derivative, swap or other transaction or series of transactions (including, without limitation, warrants, options or other rights or convertible or exchangeable securities or instruments), the purpose or effect of which is to give you, any of your affiliates or any of your or their respective Representatives economic or financial exposure similar to ownership of Company Securities, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any Company Securities, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of any Company Securities (“Derivative Interests”), regardless of (x) whether the Derivative Interest is exercisable, exchangeable, convertible or settleable immediately or exercisable, exchangeable, convertible or settleable after the passage of time and/or upon or after the satisfaction or occurrence of conditions or events and (y) whether the Derivative Interest is required to be, or is capable of being, exercised, exchanged, converted or settled for or into Company Securities;

(c) seek, offer, propose, or seek, offer or propose to enter into any agreement, arrangement or understanding with respect to, any merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale or purchase of assets, securities or debt instruments, dissolution, liquidation or other similar transaction of or involving the Company or any of its affiliates;

(d) initiate, seek, propose, make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A of the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any Company Securities;

(e) seek or propose, alone or in concert with others, the election or appointment of any person to, or representation on, or nominate or propose the nomination of any candidate to, the board of directors (or any similar governing body or entity) of the Company or any of its affiliates, or seek or propose, alone or in concert with others, the removal of any member of the board of directors (or any similar governing body or entity) of the Company or any of its affiliates;

(f) seek, propose, or submit, alone or in concert with others, any proposal or matter of business to be voted upon or considered by the holders of any Company Securities, including pursuant to Rule 14a-8 under the Exchange Act;

(g) make any communication or announcement stating how any Company Securities will be voted, or the reasons therefor or otherwise communicate pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(h) seek or propose, alone or in concert with others, to influence or control the management or policies of the Company or its affiliates;

(i) form, join or in any way participate in any partnership, limited partnership, syndicate or other group, including any “group” (within the meaning of Section 13(d)(3) of the Exchange Act, as amended), with respect to any Company Securities;

(j) enter into any arrangements, understanding or agreements (whether written or oral) or negotiations or discussions with, or advise, finance, assist or encourage, any other person or entity in connection with any of the foregoing, or make any investment in or enter into any arrangement, understanding or agreement with any other person that engages, or offers or proposes to engage, in any of the actions or activities referenced in this Section 6.1;

(k) make or cause to be made any public statement or public disclosure regarding any intent, purpose, plan or proposal that is inconsistent with the provisions of this Section 6.1, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Section 6.1 or take any action that could require the Company or any of its affiliates or any of their respective Representatives to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(l) otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the provisions of this Section 6.1; or

(m) take any action challenging the validity or enforceability of any provision of this Section 6.1, or seek or request that the Company or its board of directors amend, waive or modify any provision of this Section 6.1 (including, without limitation, this clause (m)) or otherwise consent to any action inconsistent with any provision of this Section 6.1 (including, without limitation, this clause (m)).

6.2. Duty to Notify; Exceptions. Notwithstanding the foregoing provisions of this Section 6, if the Company publicly announces that it (or its board of directors) has approved or entered into a definitive agreement with a person with respect to a tender offer or exchange offer, a merger, consolidation, business combination, sale of assets or similar extraordinary transaction in respect of the Company which provides for the acquisition by such person or any of its affiliates of more than 50% of the Company’s voting securities or assets (on a consolidated basis), including through the acquisition of one or more of the Company’s subsidiaries, then in each such case you and your affiliates will not be prohibited thereafter from making one or more confidential, non-public and bona fide proposals to the Company’s board of directors (or any committee thereof) regarding a possible business combination, merger or similar extraordinary transaction.

6.3. Securities Law Obligations. You understand and acknowledge that you are aware that, and you shall advise your Representatives that, under certain circumstances, the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that the person is likely to purchase or sell those securities.

7. Miscellaneous.

7.1. Effect of Agreement. Unless a final definitive agreement providing for a Transaction has been executed and delivered by the Company and you, neither the Company nor you will be under any legal obligation of any kind (including, without limitation, any fiduciary obligations) with respect to such Transaction by virtue of this Agreement or any other written or oral expression except for the matters specifically agreed to herein. The Company may, in its sole discretion, both reject any and all proposals made by you or your Representatives with regard to a Transaction, and terminate discussions and negotiations with you or your Representatives at any time for any reason or no reason and with or without notice to you. The Company or its Representatives may (a) enter into negotiations and discussions with one or more other parties for a possible transaction in lieu of the Transaction and enter into a definitive agreement with respect to such transaction without prior notice to you or your Representatives or (b) change its process for considering the Transaction or any transaction in lieu of the Transaction without prior notice to you or your Representatives.

7.2. Waiver; Amendments. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This Agreement may be amended or modified only by a separate writing between and signed by the Company and you.

7.3. Severability; Entire Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. This Agreement contains the entire agreement between the Company and you concerning the subject matter hereof and supersedes (a) all previous agreements, written or oral, relating to the subject matter hereof and (b) any inconsistent confidentiality requirements imposed by any offering memorandum or Data Site to which you or your Representatives are granted access to in connection with the evaluation, negotiation or execution of the Transaction.

7.4. Attorney Client Privilege. To the extent that any Evaluation Material includes materials or other information that may be subject to attorney-client privilege, work product doctrine or any other applicable privilege or protection, you acknowledge that you and the Company have a commonality of interest with respect to such matters, and agree that it is our mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or protection. Accordingly, all Evaluation Material that is entitled to such protection shall remain entitled to protection thereunder and shall be entitled to such protection under the common interest doctrine, and you agree to take all commercially reasonable measures to preserve, to the fullest extent possible, the applicability of all such privileges and doctrines, as you would with your own privileged material

7.5. Remedies. The parties hereto agree that irreparable damage for which monetary relief, even if available, may not be an adequate remedy, may occur in the event that any provision of this Agreement is not performed by the other party or any of its Representatives in accordance with its specific terms or is otherwise breached by the other party or any of its Representatives. Subject to the following sentence, the parties acknowledge and agree that each party shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.7, without proof of damages or otherwise; these remedies being in addition to any other remedy to which they are entitled in law or equity. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Each party and its Representatives hereby acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.5 shall not be required to provide any bond or other security in connection with any such order or injunction.

7.6. Governing Law. This Agreement and all controversies arising out of or relating to it shall be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

7.7. Jurisdiction; Court Proceedings; Waiver of Jury Trial. Any claims, actions, suits, or proceedings (“Litigation”) arising out of or in any way relating to this Agreement shall be brought solely in the Court of Chancery of the State of Delaware and each of the parties submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided that a final judgment in any such Litigation may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in the Court of Chancery of the State of Delaware, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation. Each party agrees that service of process in any Litigation may be made by mailing a copy thereof by registered or certified mail or by overnight courier service, postage prepaid, to it addressed to the attention of the General Counsel at its address specified on the first page of this Agreement. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law. Each party irrevocably and unconditionally waives any right to a trial by jury.

7.8. Binding Effect; Assignment. This Agreement shall be binding upon you and your respective successors and assigns and shall inure to the benefit of, and be enforceable by, the Company and its respective successors and assigns. You and the Company agree that either party may assign this Agreement, without the other party’s consent, to any person who is a successor in interest to, or purchaser of, you or the Company.

7.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or other electronic signature, each of which shall be deemed to be an original.

7.10. Term. Except as otherwise set forth in this Agreement, this Agreement and all obligations hereunder shall terminate two (2) years from the date hereof.

[Signature page follows]

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

BOULDER BRANDS, INC.

By:	/s/ Timothy R. Kraft

Name:	Timothy R. Kraft
Title:	CLO

Accepted and agreed as of

the date first written above:

PINNACLE FOODS INC.

By:	/s/ Kelley Maggs

Name:	Kelley Maggs
Title:	EVP

Exhibit A

Representative’s Letter

                    , 2015

Boulder Brands, Inc.

1600 Pearl Street, Suite 300

Boulder, Colorado 80302

-and-

Pinnacle Foods Inc.

399 Jefferson Road

Parsippany, NJ 07054

Attention: Robert Gamgort

Ladies and Gentlemen:

The undersigned agrees to be bound, in its capacity as a “Representative” (as defined in the letter agreement attached hereto (the “Agreement”)) of Pinnacle Foods Inc. (“Pinnacle”), by the provisions of the Agreement which are applicable to Pinnacle’s Representatives (whether directly or indirectly, including matters for which Pinnacle is required to cause or direct the undersigned). The undersigned shall be liable to Boulder Brands, Inc. directly for any breach of the provisions of the Agreement applicable to Representatives by the undersigned (or as if a direct party thereto), and Boulder Brands, Inc. shall have the right to enforce the Agreement (and this letter) directly against the undersigned Representative.

Very truly yours,

[Representative’s Name]

By:

Name:
Title:

Consented to as of the above date

BOULDER BRANDS, INC.

By:

Name:
Title:

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